Exhibit 99.1

News Release

Contacts: Chip Swearngan, Metavante (media)

414-357-3688, chip.swearngan@metavante.com

Kirk Larsen, Metavante (investors)

414-357-3553, kirk.larsen@metavante.com

METAVANTE ANNOUNCES SECOND QUARTER RESULTS

•	Revenue growth of 7 percent for the quarter; 8 percent for the first half

•	Segment operating income up 10 percent

•	EPS of $0.31; cash EPS of $0.36

•	Maintaining full year guidance

MILWAUKEE, July 28, 2008 – Metavante Technologies, Inc. (NYSE:MV) today reported second quarter 2008 revenue of $424.8 million, up 7 percent compared to $395.7 million in the second quarter of 2007. Organic growth was driven by higher transaction volumes in the payment businesses and higher professional services activity. Acquisitions added approximately 1 percentage point to the growth rate.

Segment operating income for the second quarter of 2008 was $117.9 million, an increase of 10 percent compared to the second quarter of 2007. The segment operating margin for the second quarter of 2008 improved to 27.8 percent, an increase of 0.6 percentage points compared to the second quarter of 2007.

Net income for the second quarter of 2008 was $36.9 million, or $0.31 per share. Cash net income for the second quarter of 2008 was $43.7 million, or $0.36 per share. Comparison of either of these financial metrics to prior year results is not meaningful due to the significantly different capital structure of the company prior to the separation from Marshall & Ilsley Corporation in November 2007.

EBITDA in the second quarter of 2008 was $121.0 million, an increase of 9 percent compared to adjusted EBITDA of $111.2 million in the second quarter of 2007.

Cash provided by operating activities for the first half of 2008 was $148.3 million, compared to $155.3 million in the first half of 2007. Free cash flow for the first half of 2008 was $82.5 million, compared to $83.4 million in the first half of 2007.

Commenting on the results, Frank R. Martire, president and chief executive officer, said, “Our second quarter results met our expectations and completed a good first half of the year. Organic growth was solid, and benefited from success in prior periods cross-selling our comprehensive product portfolio and capturing new business. The combination of operating leverage and cost productivity allowed us to continue to make additional investments in future growth while still improving current profitability.”

Cash net income (including per share amounts), EBITDA, adjusted EBITDA, and free cash flow are non-GAAP financial measures. These measures should not be considered substitutes for GAAP measures. See the attachments to this release under “Non-GAAP Financial Measures” for an explanation of these measures and reconciliations to GAAP financial measures.

(more)

Financial Solutions Group (FSG)

Metavante’s Financial Solutions Group offers a comprehensive suite of technology and business services that are critical to a financial institution’s ability to attract, expand, and service existing and prospective customers.

FSG’s second quarter 2008 revenue was $164.2 million, an increase of 6 percent compared to $155.3 million in the second quarter of 2007. Segment operating income for the second quarter of 2008 was $37.6 million compared to $40.5 million in the second quarter of 2007. The decline in segment operating income was due to revenue mix, price, and increased investments in product development, which more than offset the benefit of higher volume. Segment operating margin was 22.9 percent in the second quarter of 2008 compared to 26.1 percent in the second quarter of 2007.

Payment Solutions Group (PSG)

Metavante’s Payment Solutions Group (PSG) offers one of the industry’s most comprehensive suites of payment products and services, including credit, debit and prepaid debit card management, a national payments network in NYCE, as well as specialized solutions to facilitate government and healthcare payments.

PSG’s second quarter 2008 revenue was $260.6 million, an increase of 8 percent compared to $240.4 million in the second quarter of 2007. Segment operating income in the second quarter of 2008 was $80.3 million compared to $67.0 million in the second quarter of 2007. The increase in segment operating income was driven by the benefits of cost actions taken in the Image business in the fourth quarter of 2007 and operating leverage in other business units. Segment operating margin was 30.8 percent in the second quarter of 2008 compared to 27.9 percent in the second quarter of 2007.

Interest Expense

Interest expense in the second quarter of 2008 was $18.4 million higher than the second quarter of 2007 as a result of borrowings incurred in connection with the separation from Marshall & Ilsley Corporation in November 2007.

Income Taxes

The effective tax rate in the second quarter of 2008 was 37 percent compared to 35 percent in the second quarter of 2007. The increase in the effective tax rate is primarily due to the expiration of the research and development tax credit for federal tax purposes on December 31, 2007.

Outlook

Commenting on the outlook, Martire added, “At the mid-point of our fiscal year, it is becoming increasingly apparent that 2008 will be another good year for Metavante. Continued strong execution, coupled with some stability in consumer spending behavior and customer investment during the second half, should enable us to deliver full year financial results consistent with our guidance. While we remain focused on closing a solid 2008, we also recognize that sustaining organic growth in 2009 and beyond requires us to work harder to sign new business in a challenging economic environment, and continue to make investments in technologies and capabilities that will drive future growth.”

The full year 2008 guidance provided by the company in April 2008 is outlined below.

• Organic revenue growth	4% to 6%

• Diluted earnings per share	$1.15 to $1.20

• Diluted cash earnings per share	$1.36 to $1.41

Conference Call

A conference call to discuss our financial results will take place today at 8:30 a.m. EDT. The call will be webcast and accessible on the investor relations section of Metavante’s website at (www.metavante.com). The accompanying slides will also be available on Metavante’s website. A replay of the audio will be available on the website following the call.

About Metavante

Metavante Technologies, Inc. (NYSE:MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to over 8,000 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, business transformation services, and payment network solutions including the NYCE® Network, a leading ATM/PIN debit network. Metavante (www.metavante.com) is headquartered in Milwaukee.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express a plan, belief, expectation, estimation, anticipation, intent, contingency, future development or similar expression, and can generally be identified as forward-looking because they include words such as “believes,” “anticipates,” “expects,” “should” or words of similar importance. Statements that describe our objectives or goals are also forward-looking statements. The forward-looking statements in this press release involve significant risks and uncertainties, and a number of factors, both foreseen and unforeseen, could cause actual results to differ materially from our current expectations. The factors that may affect our results include, among others, our debt level, restrictions and limitations in our credit facilities, our competitive industry, changes in customer demand for our products or services, general changes in economic conditions, risks of damage to our data centers or associated infrastructure, additional costs and requirements associated with our public company status, foreign currency fluctuations, intellectual property risks, effect of regulation on our business, network and operational risks, loss of significant customers and customer consolidation risks, risks associated with future acquisitions, and other factors discussed in Metavante’s Annual Report on Form 10-K under the heading “Risk Factors”, and other filings with the SEC. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements. Readers are cautioned not to place undue reliance upon forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date hereof.

Metavante and NYCE are registered trademarks of Metavante Corporation,

which is the principal subsidiary of Metavante Technologies, Inc.

Metavante Technologies, Inc.

Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue	$424,828	$395,735	$849,392	$782,977

Expenses:
Cost of processing and services	279,541	263,201	560,189	518,011
Selling, general, and administrative	60,802	57,837	119,526	114,084
Transaction costs	—	900	—	900

Total expenses	340,343	321,938	679,715	632,995

Income from operations	84,485	73,797	169,677	149,982

Other non-operating items:
Interest expense, net	(25,157)	(6,764)	(52,828)	(14,050)
Other, net	(594)	(988)	(664)	7,074

Income before income taxes	58,734	66,045	116,185	143,006
Income tax provision	21,834	23,184	44,313	50,870

Net income	$36,900	$42,861	$71,872	$92,136

Cash net income	$43,692	$48,086	$85,098	$102,466

Adjusted cash net income	$43,692	$48,992	$85,098	$103,372

Diluted earnings per share - GAAP	$0.31		$0.60

Diluted cash earnings per share	$0.36		$0.71

Average diluted shares	120,139		120,015

Metavante Technologies, Inc.

Summary Sales and Earnings Information

(In thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Revenue:
Financial Solutions Group	$164,196	$155,299	$328,207	$307,317
Payment Solutions Group	260,632	240,436	521,185	475,660

Total revenue	$424,828	$395,735	$849,392	$782,977

Segment operating income:
Financial Solutions Group	$37,566	$40,470	$74,742	$79,217
Payment Solutions Group	80,353	67,077	162,431	131,537

Total segment operating income	117,919	107,547	237,173	210,754

Corporate/other	(26,418)	(26,733)	(53,292)	(38,913)
Acquisition intangible amortization	(7,610)	(7,096)	(14,868)	(13,876)
Transaction-related costs	—	(909)	—	(909)
Interest expense, net	(25,157)	(6,764)	(52,828)	(14,050)

Income before income taxes	58,734	66,045	116,185	143,006
Income tax provision	21,834	23,184	44,313	50,870

Net income	$36,900	$42,861	$71,872	$92,136

Metavante Technologies, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	June 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$197,771	$185,528
Restricted funds	461,272	386,250
Accounts receivable, net	132,636	127,859
EFD processing receivables	101,393	110,788
Unbilled revenues	111,438	109,632
Deferred income taxes	37,697	37,638
Other current assets	55,080	55,813

Total current assets	1,097,287	1,013,508

Capitalized software and conversions, net	246,735	232,743
Premises and equipment, net	133,267	138,040
Goodwill and other intangibles, net	1,615,009	1,560,141
Other assets	162,798	155,567

Total	$3,255,096	$3,099,999

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$17,500	$13,164
Accounts payable	19,143	23,754
Accrued compensation and related benefits	35,705	48,048
Accrued expenses	176,455	180,956
Payments held for third party remittance	459,473	383,851
Deferred revenues	162,457	160,542
Other current liabilities	43,208	46,142

Total current liabilities	913,941	856,457

Long-term debt	1,728,165	1,736,883
Deferred income taxes	162,508	159,225
Other long-term liabilities	47,619	33,962

Total liabilities	2,852,233	2,786,527
Minority interest	15,142	14,121
Shareholders’ equity	387,721	299,351

Total	$3,255,096	$3,099,999

Metavante Technologies, Inc.

Condensed Consolidated Statement of Cash Flows

(In thousands)

(unaudited)

	Six Months Ended June 30,
	2008	2007
Operating Activities:
Net income	$71,872	$92,136
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	74,741	74,694
Deferred income taxes	(15)	(1,245)
Stock-based compensation expense	7,510	3,019
Net loss (gains) related to Firstsource	886	(7,046)
Other non-cash items	1,340	(1,443)
Changes in assets and liabilities - net of acquisitions of businesses and foreign currency adjustments:
Accounts receivable	(955)	(22,419)
EFD processing receivables	9,446	(6,317)
Unbilled revenues	(1,743)	10,963
Accounts payable and accrued liabilities	(18,148)	11,689
Deferred revenues	421	16,717
Other assets and liabilities	2,961	(15,419)

Net cash provided by operating activities	148,316	155,329

Investing Activities:
Capital expenditures	(65,789)	(71,890)
Change in restricted cash	(75,022)	27,904
Acquisitions - net of cash acquired	(68,265)	(48,054)

Net cash used for investing activities	(209,076)	(92,040)

Financing Activities:
Repayment of debt and capital lease obligations	(4,382)	(132)
Proceeds from the exercise of stock options	1,821	—
Change in payments held for third party remittance	75,622	(24,848)
Proceeds from stock purchase right	654	—

Net cash provided by (used for) financing activities	73,715	(24,980)

Effect of exchange rate changes on cash and cash equivalents	(712)	—

Change in cash and cash equivalents	12,243	38,309
Cash and cash equivalents - beginning of period	185,528	344,241

Cash and cash equivalents - end of period	$197,771	$382,550

Metavante Technologies, Inc.

Non-GAAP Financial Measures

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

Metavante’s management believes that “EBITDA” and “adjusted EBITDA” are useful for evaluating performance against peer companies within its industry, as well as providing investors additional transparency to financial measures used by management in its financial and operational decision-making. In addition, Metavante utilizes EBITDA and adjusted EBITDA in its evaluation and determination of the price of potential acquisition candidates, and to explain trends in its operating performance and believes it provides useful information about its ability to incur and service indebtedness. Also, EBITDA is included in the financial covenants applicable to Metavante’s credit facilities. EBITDA, as defined in the financial covenants, also excludes certain non-cash charges, such as impairment charges and stock option expense.

Adjusted EBITDA is defined as EBITDA excluding costs related to the separation from Marshall & Ilsley Corporation in 2007. Metavante’s definition of EBITDA and adjusted EBITDA may be different from definitions used by other companies.

The following is a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

	Three Months Ended June 30,
	2008	2007
Net income	$36,900	$42,861
Interest expense, net	25,157	6,764
Income taxes	21,834	23,184
Depreciation and amortization	37,073	37,449

EBITDA	120,964	110,258
Transaction-related costs	—	909

Adjusted EBITDA	$120,964	$111,167

Cash Net Income (Including Per Share Amounts) and Adjusted Cash Net Income

Metavante management defines “cash net income” as net income before (1) stock-based compensation expense, net of tax, and (2) the amortization of intangible assets resulting from business acquisitions, net of tax. Diluted cash earnings per share is calculated by dividing cash net income by the average diluted shares for the respective period. “Adjusted cash net income” excludes the items described above as well as the costs related to the separation from Marshall & Ilsley Corporation in 2007. Metavante’s management uses cash net income (including per share amounts) and adjusted cash net income to assess business performance and believes that they are useful for evaluating performance against peer companies within its industry, as well as providing investors additional transparency to a financial measure used by management in its financial and operational decision-making. Metavante’s definition of cash net income (including per share amounts) and adjusted cash net income may differ from definitions used by other companies.

The following is a reconciliation of net income to cash net income and adjusted cash net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net income	$36,900	$42,861	$71,872	$92,136
Add:
Acquisition intangible amortization, net of tax	4,680	4,258	9,143	8,327
Stock-based compensation, net of tax	2,112	967	4,083	2,003

Cash net income	43,692	48,086	85,098	102,466
Add:
Transaction-related costs, net of tax	—	906	—	906

Adjusted cash net income	$43,692	$48,992	$85,098	$103,372

The following is a reconciliation of diluted earnings per share to diluted cash earnings per share:

	Three Months Ended June 30,	Six Months Ended June 30,
Diluted earnings per share - GAAP	$0.31	$0.60
Add:
Acquisition intangible amortization, net of tax	0.04	0.08
Stock-based compensation, net of tax	0.01	0.03

Diluted cash earnings per share	$0.36	$0.71

Metavante Technologies, Inc.

Non-GAAP Financial Measures (continued)

Free Cash Flow

Metavante defines “free cash flow” as cash provided by operating activities less capital expenditures. Metavante’s management believes that free cash flow provides useful information to investors regarding Metavante’s ability to generate cash from business operations that is available for acquisitions and other investments, and debt service. Metavante’s definition of free cash flow may differ from definitions used by other companies.

The following is a reconciliation of cash provided by operating activities to free cash flow (in thousands):

	Six Months Ended June 30,
	2008	2007
Cash provided by operating activities	$148,316	$155,329
Less capital expenditures:
Premises and equipment	(9,421)	(15,598)
Software and conversions	(56,368)	(56,292)

Free cash flow	$82,527	$83,439

###